Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 7, 2003, relating to the financial statements and financial highlights which appears in the November 30, 2002 Annual Report to Shareholders of Oak Ridge Large Cap Equity Fund and Oak Ridge Small Cap Equity Fund (constituting Oak Ridge Funds, Inc.), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Independent Accountants” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

March 24, 2003